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EXHIBIT 99.1


GLACIER BANCORP, INC. COMPLETES MERGER WITH VALLEY BANK OF HELENA

KALISPELL, Mont., Sept. 1 /PRNewswire/ -- Effective August 31, 1998, Glacier Bancorp, Inc. (Nasdaq: GBCI) (Glacier) completed its pending merger with HUB Financial Corporation, parent company of Valley Bank of Helena, Montana. The shareholders of HUB, minority shareholders of Valley Bank, and Glacier, at special shareholder meetings held August 21, and August 24, 1998, overwhelmingly approved the merger. All necessary regulatory approvals have been obtained.

            HUB Financial Corporation, and minority shareholders of Valley Bank, will be entitled to receive 620,000 new shares of common stock valued at approximately $16.3 million. The total number of Glacier shares outstanding will increase to approximately 7.6 million.

            Glacier President and CEO, Michael Blodnick, and Valley Bank President, Fred Flanders, jointly announced that, "Expansion in the Helena market further strengthens Glacier's strong Western Montana franchise and is intended to enhance long-term shareholder value and promote opportunities to deliver expanded financial services to a broader customer base. Both companies command a strong presence in the growing Western Montana markets; focus on providing excellent customer service; and will retain local management and decision making."

            According to Blodnick, "Valley Bank will continue to operate under its existing name, with a local board of directors, management, and decision making. Valley Bank has been a high performing bank, attesting to the strong bank management."

            Fred Flanders, President of Valley Bank, will become a member of the Glacier board of directors.

            Combined assets of the two organizations approach $700 million, with approximately $70 million in shareholder's equity, and market capitalization of nearly $200 million.

            Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank (thirteen banking offices), First Security Bank of Missoula (three banking offices), Glacier Bank of Whitefish, Glacier Bank of Eureka, and now Valley Bank of Helena, all located in Montana.

            Glacier Bancorp, Inc. stock is listed on the Nasdaq National Market System and is traded under the symbol of GBCI.